Contact:

Allen & Caron Inc.	RITA Medical Systems, Inc.
Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
Stephen Pedroff, Marketing Communications
jill@allencaron.com	650-314-3400
Surf Media Inc.	dstewart@ritamed.com
Juliana Minsky (media)	spedroff@ritamed.com
805-962-3700
jm@surfmedia.com

RITA MEDICAL SYSTEMS NAMES THOMAS J. DUGAN TO BOARD OF DIRECTORS

Senior Medical Device Executive with 23 Years Experience in Executive Management, Sales, Marketing, and Business Development

Mountain View, Calif., November 9, 2004, RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that Thomas J. Dugan has been named to the RITA Medical Systems Board of Directors. Mr. Dugan was unanimously voted onto the board during the November 4, 2004 meeting of the Board of Directors at the offices of RITA Medical Systems.

Mr. Dugan has more than 23 years of experience in the medical device industry and is currently a consultant to several medical device companies. Mr. Dugan was previously President of InterVascular, Inc. a subsidiary of Datascope Corp. and was a corporate officer of Datascope. He also served as Corporate Vice President, Business Development for Datascope. Prior to joining Datascope, Mr. Dugan was Vice President of Marketing for United States Surgical, a division of Tyco Healthcare, responsible for their Auto Suture and USS/D&G suture businesses. He also headed business development for United States Surgical during a period where they made numerous acquisitions, investments and divestitures. Earlier in his career Mr. Dugan held positions of increasing responsibility in sales, marketing and international with C.R. Bard, Puritan-Bennett and Johnson & Johnson. He previously served as a director for a private medical device company.

Mr. Joseph DeVivo, President and CEO of RITA Medical Systems commented, “I am very pleased to announce that Tom has joined the RITA Board of Directors. I had the opportunity to work with Tom at U.S. Surgical, and look forward to the benefit of his highly effective and creative voice on the board.”

About RITA Medical Systems, Inc.
RITA Medical Systems develops manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

Except for the historical information contained in this news release, the statements in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks are included in the Company's filings with the Securities and Exchange Commission.

# # # #